Exhibit 10.1

Execution Copy

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made effective as of May 20, 2019 (the "Effective Date"), by and between Protalix Ltd., a company organized under the laws of the State of Israel (the “Company”) and Mr. Dror Bashan, Israel Identification No. 22945729 (the “Employee” or "Dror") (each of the Company and Employee shall be referred to herein, as a “Party” and collectively, the “Parties”).

WHEREAS,	the Company is engaged, inter alia, in the research and development of proteins and expression thereof in plant cells cultures; and

WHEREAS,	the Company desires to engage Dror as an employee of the Company in the position of President and Chief Executive Officer of the Company and of its parent company, Protalix BioTherapeutics, Inc. ("Protalix Inc." and the “Position”, respectively) and the Employee desires to serve the Company as an employee in such Position, on the terms and conditions hereinafter set forth;

NOW, THEREFORE, based on the representations contained herein and in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.	Employment.

1.1.	Commencing as of June 30, 2019 (the "Commencement Date"), the Company shall engage Dror as an employee in the Position, reporting to the Board of Directors of the Company (the "Board").

1.2.	The Employee’s duties and responsibilities shall be those duties and responsibilities customarily performed by a person in such Position.

1.3.	The Employee shall be employed on a full-time basis. The Employee shall devote his full and undivided attention and full working time to the business and affairs of the Company and the fulfillment of his duties and responsibilities under this Agreement.

Notwithstanding the foregoing, after the Commencment Date, the Employee shall be entitled to perform advisory services to such companies disclosed to the Company prior to the Effective Date, provided that such services, in the aggregate, do not exceed 5 (five) hours per calendar month and that such services do not present a conflict of interest with the Company. Any additional occupations, of any kind, shall require the prior approval of the Chairman of the Board.

Other than as stipulated in this Section 1.3, during the term of this Agreement the Employee shall not be engaged in any other employment nor engage in any other business activity or render any services, with or without compensation, for any other person or entity.

The Employee shall notify the Company immediately of any event or circumstance which may hinder the performance of his obligations hereunder or result in the Employee having a conflict of interest with his Position.

1.4.	The Employee acknowledges that the Company's facilities are located in Carmiel. Employee further acknowledges and agrees that the performance of his duties hereunder may require significant domestic and international travel at the Company’s needs.

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1.5.	It is agreed between the Parties that the position that Employee holds within the Company is a management position, which demands a special level of loyalty and accordingly the Work Hours and Rest Law (1951) shall not apply to Employee’s employment by the Company and this Agreement. The Employee further acknowledges and agrees that his duties and responsibilities may entail irregular work hours and extensive traveling in Israel and abroad, for which he is adequately rewarded by the compensations provided for in this Agreement. The Parties confirm that this is a personal services contract and that the relationship between the Parties shall not be subject to any general or special collective bargaining agreement or any custom or practice of the Company in respect of any of its other employees or contractors.

1.6.	In addition, Employee shall be appointed and shall serve as a member of the Board of both Protalix Inc. and the Company (subject to annual stockholder and Board approval after his initial appointment). No additional consideration shall be paid with respect to Employee's appointment as a Board member.

2.	Salary and Employee Benefits.

In full consideration of Employee’s employment hereunder, commencing as of the Commencement Date (unless otherwise expressly provided in this Section 2), the Employee shall be entitled to the following payments and benefits, it being understood and agreed that any Salary-based benefits shall be calculated exclusively on the basis of the base Salary (without consideration to any other benefit):

2.1.	Salary. Effective as of the Commencement Date, the Company shall pay the Employee a gross salary of NIS 95,000 per month (the “Salary”). The Salary will be adjusted from time to time in accordance with the Cost of Living Index (“Tosefet Yoker”) as may be required by law. The Salary shall be payable monthly in arrears, and shall be paid to the Employee in accordance with the Company's policy.

2.2.	Bonus.

2.2.1       Employee shall be entitled to an annual bonus based on multiples of Employee's base monthly Salary, subject to the Board's approval and at the Board's discretion. The determination of the Board (and any other organ approval required under applicable law) shall be made following the end of each calendar year during the term hereof and the bonus shall be payable, if applicable, with the next salary following the publication of the Company's annual financial report. The Board shall determine the bonus on the basis of annual objectives which shall include both measurable (60%) and strategic (40%) parameters, to be agreed in advance with the Employee on an annual basis (the “Objectives”). The Board’s (and any other organ’s approval required under applicable law) decision regarding the foregoing bonus payment shall be based on the Board’s determinations, in its discretion, that the Employee achieved 75% or more of the Objectives (the “Percentage Achievement”). The amount of the bonus is anticipated to fall within the following range: (i) for achievement of 75% of the Objectives, a bonus in an amount equal to 6 (six) Salaries; (ii) for achievement of 100% of the Objectives, a bonus in an amount equal to 8 (eight) Salaries; and (iii) for achievement of 120% of the Objectives, a bonus in an amount equal to 10 (ten) Salaries, which will also be the maximum amount.

2.2.2.       The Board shall be entitled to grant, at any time, and notwithstanding the foregoing, a discretionary bonus to the Employee, based on significant achievements.

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2.2.3       Without derogating the foregoing, in the event of Triggered COC (as defined below), Employee shall be entitled to receive a one time bonus in the amount of US$1,000,000 (“COC Bonus”), provided however, that (i) the COC Bonus is inclusive of any termination notice and other applicable amounts stipulated under this Agreement; and (ii) the COC Bonus is inclusive of any milestone achieved following the consummation of such change of control.

For the purpose hereof, Triggered COC shall mean: Change in ownership or control of the Protalix Inc. effected through the direct acquisition by any person or related group of persons (other than an acquisition from or by Protalix Inc. or by a Protalix Inc. -sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, Protalix Inc.) of beneficial ownership (within the meaning of Rule 13d 3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of Protalix Inc.’s outstanding securities pursuant to an agreement which was initiated by the Board of Directors of Protalix Inc. and was led by an investment bank on its behalf.

It is agreed that the definition of Triggered COC is applicable only to this Agreement and not to the Plan (as defined below).

2.3.	Options. Employee shall be entitled to options to purchase shares of common stock of Protalix Inc., as follows:

An option under Protalix Inc. 2006 Stock Incentive Plan, as amended (the "Plan") to purchase 1,600,000 shares of common stock, par value US$0.001 per share (the "Option"), shall be granted to Employee on the Commencement Date pursuant to the terms of an Option Agreement dated as of the date hereof, subject to the following terms and conditions:

(i) vesting over a period of four (4) years on a quarterly basis, commencing on the Commencement Date;

(ii) vesting of the Option will be accelerated in full upon a Corporate Transaction or a Change in Control, as those terms are defined in the Plan;

(iii) the shares underlying the Option will have an exercise price equal to the closing sales price of Protalix Inc. common stock on the NYSE for the day immediately preceding the Commencement Date; and

(iv) the Option shall be granted to Employee pursuant to Section 102 of the Tax Ordinance, capital gain route, and the rules, regulations, orders and procedures promulgated hereunder.

At each time that the Board elects to grant options to purchase shares of common stock of Protalix Inc. or other similar equity incentives to the Company’s and/or Protalix Inc.’s executive officers generally (i.e., not to include one-time grants made to new officers), the Board shall grant to the Employee additional options as part of such general grant. Sub-section (ii) above shall apply to any such additional equity grant.

2.4.	Indemnification; D&O Insurance. The employee shall be entitled to the same indemnification terms and conditions granted to all other officers and directors of the Company and Protalix Inc. and accordingly, each of the Company and Protalix Inc. and Employee shall, prior to the Commencement Date, enter into an indemnification and release agreement in the form granted to all other officers and directors of the Company. In addition, each of Protalix Inc. and the Company shall maintain Directors’ and Officers’ insurance policy or policies, providing coverage that is no less favorable for Employee than the coverage then being provided to any other present or former executive officer or director of the Company or Protalix Inc. that shall apply to the other executive officers and directors of the Company.

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2.5.	Managers Insurance Policy (“Bituach Menahalim”) and/or Pension Fund (“Keren Pensya”). According to the Employee’s choice, the Company shall effect a Manager’s Insurance Policy or Pension Fund or a combination thereof, (the “Policy”) in the name of the Employee, and shall pay a sum of 8.33% of the Salary for severance pay. The Company shall deduct 6% from the Salary to be paid as benefits (Tagmulim) on behalf of the Employee towards such Policy. The Company’s contribution for the Policy shall be 6.5% of the Salary as employer’s share for benefits (Tagmulim).

In the event that the Employee shall elect to be insured in a Manager’s Insurance Policy or a provident fund which is not a Pension Fund - the Company’s contributions for benefits (Tagmulim) shall include payment for disability insurance in an amount which will ensure 75% of the Salary, provided however, that in any event the contributions of the Company for benefits shall be equal to at least 5% of the Salary, and the total cost of the Company for disability insurance and benefits shall not exceed 7.5% of the Salary.

The Parties hereby declare and agree that the pension arrangement in accordance with this clause constitutes a “beneficial arrangement” for the purpose of the Extension Order (Combined Version) for Mandatory Pension under the Collective Agreements Law, 5717-1957 (the “Pension Extension Order”), and the Company shall not be under any obligation to provide any pension arrangement as provided in the Pension Extension Order other than as provided in this Section.

Without derogating from the generality of the aforesaid, all payments made by the Company to the Policy shall be in lieu of severance pay due to the Employee or his heirs from the Company, and the Company shall not have any additional or other obligations to pay the Employee severance payments, and the Employee hereby consents to this arrangement in accordance with Section 14 of the Severance Pay Law 5723-1963 and the “General Approval Regarding Payments by Employers to a Pension Fund and Insurance Fund in Lieu of Severance Pay” (the “General Approval”), a copy of which is attached to this Agreement as Exhibit A, and the provisions of the General Approval shall apply to the Employee and this Agreement.

For avoidance of doubt, as of the date indicated herein, the General Approval has not yet been updated to reflect the percentages of contributions/deductions indicated above. In the event of discrepancy between the updated General Approval and the percentages stated herein, the updated General Approval shall prevail.

The Company hereby waives any entitlement and/or right for reimbursement with respect to the severance compensation and acknowledges, that upon termination of the Employee's employment in the Company, including inter alia, in the event of the Employee's resignation, the Company shall release the severance compensation and shall transfer the severance compensation to the Employee, except in the event that: (i) the Company has terminated the Employee’s employment due to circumstances under which his entitlement for severance payment is denied pursuant to Articles 16 or 17 of the Severance Law; or (ii) the Employee has already withdrawn funds from the Policy and not because of “EIROA MEZAKE” according to Section 2(b) of the General Approval.

2.6.	Vocational Studies. The Company shall open and maintain a “Keren Hishtalmut” Fund for the benefit of the Employee (the “Fund”). The Company shall contribute to such Fund an amount equal to 7-1/2% of the Salary and the Employee shall contribute to the Fund an amount equal to 2-1/2% of the Salary. The Employee hereby instructs the Company to transfer to the Fund Employee’s contribution from the Salary.

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2.7.	Vacation. The Employee shall be entitled to annual paid vacation of 24 working days. Subject to applicable law, up to two (2) years’ equivalent of vacation days may be accumulated and may, at the Employee’s option at the end of the employment period, be converted into cash payments in an amount equal to the proportionate part of the Salary for such days.

Employee shall coordinate in advance with the Chairman of the Board the dates of the vacation hereunder.

2.8.	Sick Leave. The Employee shall be entitled to fully paid sick leave pursuant to the Sick Pay Law (1976).

2.9.	Annual Recreation Allowance (Dme'i Havra'a). The Employee shall be entitled to annual recreation allowance according to applicable law.

2.10.	Company Car.

(a)	The Company shall provide the Employee with a Company car (the “Company Car”), at Employee's discretion, which car shall reflect a monthly payment in the amount of up to NIS8,750. The Employee shall have the right, at his discretion, to request that in lieu of providing the Company Car, the Company shall pay an amount equivalent to the grossed up monthly payment. In such event, the provisions of Section 2.10(b) below shall not apply, however the Company will bear all gasoline expenses and "Kvish6" and other, similar toll-road fees. The Company Car shall be placed with the Employee for his business and personal use. Employee shall take good care of the Company Car and ensure that the provisions of the insurance policy and the Company’s rules relating to the Company Car are strictly, lawfully and carefully observed.

(b)	Subject to applicable law, the Company shall bear all fixed and ongoing expenses relating to the Company Car and to the use and maintenance thereof, excluding expenses incurred in connection with any violations of law, which shall be paid solely by Employee. The Company shall gross up any and all taxes applicable to the Employee in connection with said Company Car and the use thereof, in accordance with income tax regulations applicable thereto.

(c)	Upon the termination of employment hereunder, the Employee shall return the Company Car (together with its keys and any other equipment supplied and/or installed therein by Company and any documents relating to the Company Car) to the Company’s principal office. Employee shall have no rights of lien with respect to the Company Car and/or any of said equipment and documents.

2.11.	Telephone. The Company shall furnish, for the use of the Employee, a cellular telephone (the "Company Phone"), and shall bear all the costs and expenses associated with the use of the Company Phone. The Company will bear the tax applicable to the use of the Company Phone by the Employee, according to applicable law. All such costs, expenses and tax payments borne and payable by the Company pursuant to this Section 2.11 are in addition to the Salary. Upon the termination of employment hereunder, the Employee shall be entitled to keep his phone number. The provisions of Section 2.10(c) above shall apply to the Company Phone, mutatis mutandis.

2.12.	Certain Reimbursements. The Employee shall be entitled to full reimbursement from the Company for reasonable expenses incurred during the performance of his duties hereunder upon submission of substantiating documents, according to the Company’s policy.

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2.13.	Taxes. The Employee will bear any tax applicable on the payment or grant of any of the above Salary and/or benefits, except as stated otherwise in this Agreement, according to the then applicable law. The Company shall be entitled to and shall deduct and withhold from any amount or benefit payable to the Employee, any and all taxes, withholdings or other payments as required under any applicable law.

3.	Confidentiality

3.1.	The Employee hereby agrees that he shall not, directly or indirectly, disclose or use at any time any trade secrets or other confidential information of any type or nature, whether patentable or not, of the Company, its subsidiaries or affiliates now or hereafter existing, including but not limited to, any (i) processes, formulas, trade secrets, copyrights, innovations, inventions, discoveries, improvements, research or development and test results, specifications, data, patents, patent applications and know-how of any type or nature; (ii) marketing plans, business plans, strategies, forecasts, financial information, budgets, projections, product plans and pricing; (iii) personnel information, salary, and qualifications of employees; (iv) agreements, customer and supplier information, including identities and product sales forecasts; and (v) any other information of a confidential or proprietary nature (collectively, “Confidential Information”), of which the Employee is or becomes informed or aware during the employment, whether or not developed by the Employee, it being agreed that for purposes of this Section 3.1, the term Confidential Information shall not include information that has entered into the public domain through no wrongful act by Employee or that was known to or developed by the Employee prior to being disclosed to the Employee by the Company. Upon termination of this Agreement, or at any other time upon request of the Company, the Employee shall promptly deliver to the Company all physical and electronic copies and other embodiments of Confidential Information and all memoranda, notes, notebooks, records, reports, manuals, drawings, blueprints and any other documents or things belonging to the Company, and all copies thereof, in all cases, which are in the possession or under the control of the Employee.

3.2.	Employee hereby acknowledges and that all Confidential Information and any other rights in connection therewith are and shall at all times remain the sole property of the Company.

4.	Non-Competition and Non-Solicitation

4.1.	The Employee agrees and undertakes that he will not, for so long as (i) this Agreement is in effect, or (ii) he serves as a member of the Board, and for a period of one (1) year after the later of the above lapses for whatever reason (the "Non-Competition Period"), compete or to assist others to compete, whether directly or indirectly, with the business of the Company, as conducted prior to the date the Employee ceases to serve in the Position. .

4.2.	The Employee further agrees and undertakes that during his engagement with the Company, he will not directly or indirectly solicit any business which is similar to the Company’s business from individuals or entities that are customers, suppliers or contractors of the Company, any of its subsidiaries or affiliates, without the prior written consent of the Company’s Board.

4.3.	The Employee further agrees and undertakes that during his engagement with the Company, without the prior written consent of the Company’s Board, he will not offer to employ, in any way directly or indirectly solicit or seek to obtain or achieve the employment by any business or entity of, employ, any person employed by either the Company, its subsidiaries, affiliates, or any successors or assigns thereof.

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4.4.	The Parties hereto agree that the duration and area for which the covenants set forth in this Section 4 are to be effective are necessary to protect the legitimate interests of the Company and its development efforts and accordingly are reasonable, in terms of their geographical and temporal scope. In the event that any court determines that the time period and/or area are unreasonable and that such covenants are to that extent unenforceable, the Parties hereto agree that such covenants shall remain in full force and effect for the greatest period of time and in the greatest geographical area that would not render them unenforceable. In addition, the Employee acknowledges and agrees that a breach of Sections 3, 4 or 5 hereof, may cause irreparable harm to the Company, its subsidiaries, and/or affiliates and that the Company shall be entitled to specific performance of this Agreement or an injunction without proof of special damages, together with the costs and reasonable attorney’s fees and disbursements incurred by the Company in enforcing its rights under Sections 3, 4 or 5. The Employee acknowledges that the compensation and benefits he receives hereunder are paid, inter alia, as consideration for his undertakings contained in Sections 3, 4 and 5.

5.	Creations and Inventions

5.1.	The Company shall be the sole and exclusive owner of any Inventions (as defined below), and Employee hereby assigns to the Company any and all of his rights, title and interest in such intellectual property free and clear of any third parties rights. The Employee shall inform the Company of any Invention relating to the Company’s technology, its applications components or any intellectual property relating thereto, and shall execute any necessary assignments, patent forms and the like and will assist in the drafting of any description or specification of the Invention as may be required for the Company’s records and in connection with any application for patents or other forms of legal protection that may be sought by the Company; provided, that if Employee is asked to perform any of the foregoing assistance after the term of this Agreement, the Company shall compensate the Employee at any hourly rate comparable to the Salary. The Employee shall treat all information relating to any Invention as Confidential Information according to Section 3 above.

5.2.	Without limiting the foregoing, “Inventions” shall include any and all intellectual property, including without limitation, ideas, inventions, processes, formulas, source and object codes, data, programs, know how, improvements, discoveries, designs, techniques, trade secrets, patents and patents applications, copyrights, mask work and any other intellectual property rights throughout the world, generated, produced, reduced to practice, or developed by Employee in connection with his employment by the Company, developed using equipment, supplies, facilities or Confidential Information of the Company, or related to the field of business of the Company, or to current or anticipated research and development of the Company.

5.3.	The Company’s rights under this Section 5 shall be worldwide, and shall apply to any such Invention notwithstanding that it is perfected or reduced to specific form after the Employee has ceased his services hereunder.

6.	Term and Termination.

6.1.	This Agreement shall be in effect commencing as of the Effective Date and shall continue in full force and effect for an undefined period, unless and until terminated as follows: if by the Company, by one hundred and eighty (180) days prior written notice to the Employee, and if by the Employee, by ninety (90) days prior written notice to the Company. Each of such prior notice periods shall be referred to as the “Notice Period”, as applicable.

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6.2.	Notwithstanding anything to the contrary herein, the Company may terminate this Agreement at any time, effective immediately and without need for prior written notice, and without derogating from any other remedy to which the Company may be entitled, for Cause.

For the purposes of this Agreement, the term “Cause” shall mean: (i) a material breach by Employee of this Agreement, provided such event is not cured within 30 days after receipt by the Employee of a written notice from the Company; (ii) any breach by Employee of his fiduciary duties or duties of care to the Company; (iii) Employee’s dishonesty or fraud or felonious conviction; (iv) Employee’s embezzlement of funds of the Company; (v) any conduct by Employee, alone or together with others, which is intent to cause materially injurious to the Company, monetary or otherwise; (vi) Employee’s gross negligence or willful misconduct in performance of his duties and/or responsibilities hereunder; (vii) Employee’s disregard or insubordination of any lawful resolution and/or instruction of the Board with respect to Employee’s duties and/or responsibilities towards the Company, provided such event is not cured within 30 days after receipt by the Employee of a written notice from the Company; (viii) the occurrence of an event or circumstance which result in the Employee having a conflict of interest with his position with the Company, without Employee having notified the Company thereof, as provided herein; (ix) any breach by Employee of his confidentiality undertakings to the Company; or (x) any consequences which would entitle the Company to terminate Employee's employment without severance payments under the Severance Pay Law.

6.3.	The Employee shall cooperate with the Company and assist the integration into the Company’s organization of the person or persons who will assume the Employee’s responsibilities, pursuant to Company's instructions. At the option of the Company, the Employee shall, during any Notice Period, either continue with his duties or remain absent from the premises of the Company, subject to applicable law, provided that Employee shall be entitled to all payments and other benefits due to him hereunder. At any time during the Notice Period, the Company may elect to terminate this Agreement and the relationship with the Employee immediately, provided, that Employee shall be entitled to all payments and other benefits due to him hereunder as he would have been entitled to receive for the remaining period of the Notice Period. For purposes of clarification, and notwithstanding anything to the contrary herein, in the Plan or in any Option Agreement, the Employee shall be deemed to be in Continuous Service (as such term is defined in the Plan) to the Company under the Plan as if he was actually employed until the end of any applicable Notice Period regardless of whether the Company decides to terminate this Agreement prior to the end of such period.

6.4.	Upon termination of Employee’s employment with the Company hereunder, for any reason whatsoever, the Company shall have no further obligation or liability towards the Employee in connection with his employment as aforesaid. The Company may set-off any outstanding amounts due to it by Employee against any payment due by the Company to the Employee, subject to applicable law. Without limiting the generality of the foregoing, in the event that Employee fails to comply with his prior notice or other obligations hereunder or under applicable law, the Company shall be entitled to set-off any amount to which Employee would have been entitled during the Notice Period, from any payment due by the Company to the Employee, all without prejudice to any other remedy to which the Company may be entitled pursuant to this Agreement or applicable law.

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6.5.	The provisions of Sections 2.10(c), last sentence of Section 2.13, 3, 4, 5, 6.5 and 8.4 shall survive the termination or expiration of this Agreement for any reason whatsoever.

7.	Notices.

7.1.	Any and all notices and communications in connection with this Agreement shall be in writing, addressed to the parties as follows:

If to the Company:	Protalix Ltd. 2 Snunit Street, POB 455, Carmiel, 20100, Israel Attn: Chairman of the Board
It to the Employee:	Dror Bashan Emek Zvulon 16A, Kfar-Saba, 4462318, Israel

7.2.	All notices shall be given by registered mail (postage prepaid), by facsimile or email or otherwise delivered by hand or by messenger to the Parties’ respective addresses as above or such other address as may be designated by notice. Any notice sent in accordance with this Section 7 shall be deemed received upon the earlier of: (i) if sent by facsimile or email, upon transmission and electronic confirmation of transmission or (if transmitted and received on a non-business day) on the first business day following transmission and electronic confirmation of transmission; (ii) if sent by registered mail, upon 3 (three) days of mailing,; (iii) if sent be messenger, upon delivery; and (iv) the actual receipt thereof.

8.	Miscellaneous.

8.1.	Headings; Interpretation. Section and Subsection headings contained herein are for reference and convenience purposes only and shall not in any way be used for the interpretation of this Agreement.

8.2.	Entire Agreement. This Agreement constitutes the entire agreement between the Parties with respect to the subject matters hereof and cancels and supersedes all prior agreements, understandings and arrangements, oral or written, between the Parties with respect to such subject matters.

8.3.	Amendment; Waiver. No provision of this Agreement may be modified or amended unless such modification or amendment is agreed to in writing and signed by the Employee and the Company. The observance of any term hereof may be waived (either prospectively or retroactively and either generally or in a particular instance) only with the written consent of the Party against which/whom such waiver is sought. No waiver by either Party at any time to act with respect to any breach or default by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

8.4.	Governing Law; Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel. Any dispute arising out of or relating to this Agreement shall be resolved by a single arbitrator to be appointed by the Parties, or in the event the Parties fail to agree on the identity of the arbitrator within ten (10) days of a Party's request to appoint same, the arbitrator shall be appointed by the Chairman of the Israeli Bar Association.

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Arbitration proceedings shall be conducted for no longer than forty-five (45) days. The proceedings shall be conducted in Hebrew and according to the rules of substantive law. The arbitrator will not be bound by rules of evidence or procedure and will give a reasoned decision, in writing. The arbitrator's decision shall be final and binding in any court. Unless otherwise determined by the arbitrator, each party to the proceedings shall bear its own expenses and the arbitrator's fees and expenses shall be borne in equal parts by the parties to the proceedings.

This Section shall constitute an arbitration agreement between the Parties.

8.5.	Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any part of this Agreement is determined to be invalid, illegal or unenforceable, such determination shall not affect the validity, legality or enforceability of any other part of this Agreement; and the remaining parts shall be enforced as if such invalid, illegal, or unenforceable part were not contained herein, provided, however, that in such event this Agreement shall be interpreted so as to give effect, to the greatest extent consistent with and permitted by applicable law, to the meaning and intention of the excluded provision as determined by such court of competent jurisdiction.

8.6.	Assignment. Neither this Agreement nor any of the Employee’s rights, privileges, or obligations set forth in, arising under, or created by this Agreement may be assigned or transferred by the Employee without the prior consent in writing of the Company. The Company shall be entitled to assign its rights and obligations hereunder to any entity acquiring a material part of its assets or to a subsidiary or affiliate thereof (as such terms are defined in the Israeli Securities Law-1968).

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[Signature Page to Protalix Ltd. Employment Agreement]

IN WITNESS WHEREOF, the Parties hereto have executed this Employment Agreement as of the date first above-mentioned.

/s/ Zeev Bronfeld	/s/ Dror Bashan
PROTALIX LTD.	Mr. Dror BASHAN

By: Zeev Bronfeld, Director

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